Exhibit 99.1

        The Middleby Corporation Announces New Group President


    ELGIN, Ill.--(BUSINESS WIRE)--May 28, 2003--The Middleby Corporation (NASDAQ:MIDD) today announced the promotion of Mr. Phil Dei Dolori to the newly created position of Group President responsible for the Blodgett, Pitco and Magikitch'n divisions. Mr. Selim Bassoul, the company's Chief Executive Officer had been acting as the interim President of the Blodgett division since it had been acquired from Maytag Corporation in December 2001. Mr. Dei Dolori joined Middleby in January 2002 as Division President of Pitco/Magikitch'n. Prior to joining Middleby, Mr. Dei Dolori was President of Vulcan-Hart, a division of Illinois Tool Works.
    Commenting on the announcement, Selim A. Bassoul, President and Chief Executive Officer, said "Since joining Middleby as the Division President of Pitco/Magikitch'n in January 2002, Phil has provided leadership to the organization resulting in a significant improvement in the sales and profitability at the Pitco/Magikitch'n division. This promotion will enable Middleby to greater leverage its resources and capabilities across the organization. The Blodgett division, which shares the same selling network and customer base as the Pitco and Magikitch'n division, will benefit from cross selling opportunities, sharing of marketing programs and greater penetration of the dealer network. This move will further strengthen Blodgett's leadership position within the industry."

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.


    CONTACT: The Middleby Corporation
             Selim A. Bassoul, 847/429-7788
             David B. Baker, 847/429-7915
             Timothy J. FitzGerald, 847/429-7744